Exhibit 99.1

Syniverse Reports First Quarter 2009 Results,

Affirms Existing 2009 Earnings Guidance

TAMPA, Fla. – May 7, 2009 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of technology and business solutions for the global telecommunications industry, today reported that results for first quarter 2009 were aligned with the company’s expectations and affirmed earnings guidance for 2009.

•	Total revenue for first quarter 2009 was $108.9 million, a 5.8% decrease compared to first quarter 2008.

•	Net revenue, which excludes off-network database queries, was $107.7 million, a 6% decrease compared to first quarter 2008.

•	Net income was $16.0 million, or $0.23 per diluted share, 4.2% and 2.7% increases respectively compared to first quarter 2008.

•	Cash net income, a non-GAAP financial measure described below, was $23.1 million, or $0.34 per diluted share, 7.6% and 8.1% decreases respectively compared to first quarter 2008.

•	Adjusted EBITDA, a non-GAAP financial measure described below, was $47.2 million, a 10.9% decrease compared to first quarter 2008.

•	Net cash provided by operating activities was $17.0 million in the first quarter 2009 compared to $23.3 million in the first quarter 2008.

•	Operating free cash flow, a non-GAAP financial measure described below, was $10.2 million in the first quarter 2009 compared to $15.9 million in the first quarter 2008.

“We are pleased to report first quarter results that are in line with our expectations and that the company is well positioned for the remainder of 2009,” said Tony Holcombe, President and CEO. “Syniverse continues to execute on its global business plan and post solid results, even during a tough year for the global economy. The wireless sector remains strong and exhibits continued growth in messaging and mobile data on a global basis.”

David Hitchcock, Executive Vice President and CFO said, “Strong cost controls helped Syniverse maintain its historic margins during the first quarter, all while improving the efficiency of the business. Our view of 2009 remains on track and, consequently, we are reiterating our existing guidance.”

Please refer to the information set forth below under the captions “Non-GAAP Measures” and “Reconciliation of Non-GAAP Measures to GAAP” for an explanation of non-GAAP financial measures as well as a reconciliation of such non-GAAP financial measures to GAAP financial measures.

First Quarter 2009 Service Line Revenue

Technology Interoperability Services

Technology interoperability services revenues were $62.9 million in the quarter, an 8.4% decrease

Syniverse Technologies | www.syniverse.com

Syniverse Technologies 1Q 2009 Results – 2

compared to first quarter 2008. Clearing house revenues were down while growth in messaging and mobile data slowed due to customer-specific events, including major customer renewals and certain insourcing decisions.

Network Services

Network services revenues were $30.0 million in the quarter, a 0.8% increase compared to first quarter 2008, primarily due to increases in SS7 transport.

Number Portability Services

Number portability services revenues were $7.2 million in the quarter, a 4.2% increase compared to first quarter 2008 due to increased porting volumes.

Call Processing Services

Call processing services revenues were $7.2 million in the quarter, a 14.7% decrease compared to first quarter 2008 primarily due to expected declines in signaling solutions and legacy fraud-related services.

Enterprise Solutions

Enterprise solutions revenues were $0.4 million in first quarter 2009.

Off-Network Database Queries (Pass-Through)

Pass-through revenues for first quarter 2009 were $1.2 million.

First Quarter 2009 Business Highlights

•

Syniverse was selected to provide mobile number portability services for 10 years in India’s Zone 1, which includes New Dehli and Mumbai. Syniverse has been granted the license and expects to begin offering these services by the end of the third quarter 2009.

•	The company continued its successful integration of BSG Wireless, with $6.0 million of annualized run-rate cost savings achieved to date.

•

Syniverse commercially launched several new products, including SyniverseSM NEXT, the industry’s first comprehensive advanced messaging hub. Other product announcements included a portfolio of business intelligence solutions that enables mobile operators to optimize roaming services based on a real-time view of subscriber roaming behavior and network performance and a global IPX Network Transport Solution.

•	Syniverse announced that Lori Gonnu would join the company as executive vice president and general manager, and lead the company’s global roaming and interworking service offerings.

Outlook

The company affirmed the following outlook for 2009:

Net Revenues	$460 - $480 million
Net Income	$64.5 - 74 million
Adjusted EBITDA	$210 - $225 million
Cash Net Income	$99 - $108 million
Operating Free Cash Flow	in excess of $100 million

With the continuing successful integration of BSG Wireless, Syniverse expects to realize approximately $12.0 million of annualized run-rate cost savings by the end of 2009. Approximately $6.0 million of the expected cost savings have been realized through March 31, 2009, with the remainder to be realized by the end of 2009. Expected Adjusted EBITDA and cash net income have been adjusted to exclude the one-time costs related to integrating the businesses and the duplicative costs that are expected to be

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Syniverse Technologies 1Q 2009 Results – 3

eliminated by the end of 2009. For periods beginning on Jan. 1, 2009, cash net income assumes a long-term effective tax rate of 37.5%; for periods through Dec. 31, 2008, the long-term effective tax rate assumption was 39%.

Non-GAAP Measures

Syniverse’s cash net income is determined by first calculating adjusted net income. Adjusted net income is calculated by (i) adding the following items to net income: provision for income taxes, restructuring, SFAS 123R non-cash compensation, purchase accounting amortization and BSG Wireless transition expenses; (ii) adjusting the resulting pre-tax sum for a provision for income taxes at an assumed long-term tax rate of 37.5% (39.0% for all periods through Dec. 31, 2008), which excludes the effect of our net operating losses; and (iii) adding to that sum the cash benefit of our tax-deductible goodwill. The cash benefit is a result of the differing treatments of approximately $362.0 million of goodwill on our balance sheet, which primarily is the result of acquisitions that we made from Verizon in February 2002 and IOS North America in September 2004. Specifically, while this goodwill is not amortized for GAAP purposes, the amortization of goodwill is nonetheless deductible in calculating our taxable income and, hence, reduces actual cash tax liabilities.

Syniverse’s Adjusted EBITDA is determined by adding the following items to net income: interest expense, net, provision for income taxes, depreciation and amortization, restructuring, SFAS 123R non-cash compensation, and BSG Wireless transition expenses.

Syniverse’s operating free cash flow is determined by subtracting capital expenditures from net cash provided by operating activities.

A reconciliation of adjusted net income, cash net income and Adjusted EBITDA to net income, the closest GAAP financial measure, is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Measures to GAAP.” A reconciliation of operating free cash flow to net cash provided by operating activities, the closest GAAP measure, is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Measures to GAAP.”

We present adjusted net income, cash net income and related per-share amounts because we believe they provide useful information regarding our operating results in addition to our GAAP measures. We believe that adjusted net income provides our investors with valuable insight into our profitability exclusive of certain adjustments. In addition, cash net income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. We rely on adjusted net income and cash net income as primary measures of Syniverse’s earnings exclusive of these certain and other non-cash charges.

We present Adjusted EBITDA and operating free cash flow because we believe that Adjusted EBITDA and operating free cash flow provide useful information regarding our continuing operating results. We rely on Adjusted EBITDA and operating free cash flow as primary measures to review and assess the operating performance of our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA and operating free cash flow to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we utilize Adjusted EBITDA and operating free cash flow as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that the disclosure of Adjusted EBITDA, operating free cash flow, adjusted net income and cash net income is useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe

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Syniverse Technologies 1Q 2009 Results – 4

these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Adjusted EBITDA, operating free cash flow, adjusted net income and cash net income have limitations as analytical tools, and you should not rely upon them, or consider them in isolation or as a substitute for GAAP measures, such as net income, cash flows from operating activities and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, Adjusted EBITDA and operating free cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Adjusted net income and cash net income also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using Adjusted EBITDA, operating free cash flow, adjusted net income and cash net income as supplemental information only.

First Quarter 2009 Earnings Call

Syniverse will host a conference call today, May 7, at 4:30 p.m. ET to discuss these results. To participate on this call, U.S. callers may dial toll free 1-866-700-7477; international callers may dial direct (+1) 617-213-8840. The passcode for this call is 61936990. This event also will be webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents. A replay of this call will be available beginning at approximately 7:30 p.m. ET on May 7 and will remain available through May 21 at 11:59 p.m. ET. To access the replay, U.S. callers may dial toll free 1-888-286-8010; international callers may dial direct (+1) 617-801-6888. The replay passcode is 51042888.

About Syniverse

Syniverse Technologies (NYSE:SVR) solutions allow more than 650 communications companies in over 140 countries to provide seamless mobile services by making it possible for disparate technologies and standards to interoperate. Syniverse’s flexibility and customer focus permit its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated data and video services wherever and whenever subscribers need them. With more than 20 years in the industry, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com. The contents of our website are not incorporated into or otherwise a part of this press release.

Cautionary Notice Regarding Forward-Looking Statements

Certain of the statements in this press release may constitute “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Syniverse to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation: statements regarding Syniverse’s position for long-term success; global wireless trends; Syniverse’s expectations to begin offering services in India; Syniverse’s expectations of several new products, including Syniverse NEXT; Syniverse’s ability to continue to report positive results in future periods and/or to continue to experience growth; Syniverse’s ability to continue to successfully and timely integrate BSG Wireless, and to realize the anticipated cost savings of that integration when and in the amounts anticipated; Syniverse’s belief of the value of Non-GAAP measures to its investors; Syniverse’s positioning in a worsening global economy; Syniverse’s ability to reduce its long-term effective tax rate; and Syniverse’s guidance for 2009, as contained under the caption “Outlook,” including, without limitation, expected net revenues, net income,

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Syniverse Technologies 1Q 2009 Results – 5

Adjusted EBITDA, cash net income and operating free cash flow for 2009, as well as the assumptions, estimates, and judgments applied in creating such guidance.

These forward-looking statements are based upon information presently available to the Company’s management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties, including, without limitation, those other risks and factors discussed in Syniverse’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 under the captions “Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors” and otherwise in Syniverse’s reports and filings that it makes with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. Syniverse has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this Press Release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as otherwise may be required by law.

# # #

For more information:

Jim Huseby

Syniverse Investor Relations

+1 813.637.5000

Diane Rose

Syniverse Corporate Communications

+1 813.637.5077

diane.rose@syniverse.com

Syniverse Technologies | www.syniverse.com

Syniverse Holdings, Inc

Condensed Consolidated Statements of Income (unaudited)

and Other Supplemental Information

(In thousands except per share information)

	Three Months Ended
	March 31, 2009	March 31, 2008
Technology Interoperability Services	$62,920	$68,701
Network Services	29,975	29,741
Number Portability Services	7,240	6,950
Call Processing Services	7,157	8,389
Enterprise Solutions	390	786

Revenues excluding Off Network Database Queries	107,682	114,567
Off Network Database Queries	1,242	1,078

Total Revenues	108,924	115,645

Cost of operations	39,958	37,978

Gross Margin	68,966	77,667

Gross Margin %	63.3%	67.2%
Gross Margin % before
Off Network Database Queries	64.0%	67.8%

Sales and marketing	8,688	10,754
General and administrative	16,998	18,142
Depreciation and amortization	13,584	13,633
Restructuring	—	17

Operating income	29,696	35,121

Other expense, net
Interest expense, net	(7,164)	(9,290)
Other, net	283	57

	(6,881)	(9,233)

Income before provision for income taxes	22,815	25,888

Provision for income taxes	6,783	10,495

Net income	$16,032	$15,393

Net income per share
Basic	$0.23	$0.23
Diluted	$0.23	$0.23

Shares used in calculation
Basic	67,877	67,509
Diluted	67,942	67,576

Other Supplemental Information:

Revenue by region (1) (unaudited):	Three Months Ended
	March 31, 2009	March 31, 2008
North America (U.S. and Canada)	$78,209	$82,213
Asia Pacific	9,465	10,218
Caribbean and Latin America (includes Mexico)	7,951	7,859
Europe, Middle East and Africa	12,057	14,277

Subtotal non- North American Revenue	29,473	32,354

Revenues excluding Off Network Database Queries	107,682	114,567
Off Network Database Queries	1,242	1,078

Total Revenues	$108,924	$115,645

(1)	Based on “bill to” location on invoice.

Syniverse Holdings, Inc

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Three Months Ended
	March 31, 2009	March 31, 2008
Reconciliation to adjusted EBITDA
Net income	$16,032	$15,393
Interest expense, net	7,164	9,290
Provision for income taxes	6,783	10,495
Depreciation and amortization	13,584	13,633
Restructuring	—	17
SFAS 123R non-cash compensation	1,107	1,077
BSG Wireless transition expenses	2,566	3,107

Adjusted EBITDA	$47,236	$53,012

	Three Months Ended
	March 31, 2009	March 31, 2008
Reconciliation to adjusted net income and cash net income
Net income	$16,032	$15,393
Add provision for income taxes	6,783	10,495

Income before provision for income taxes	22,815	25,888

Restructuring	—	17
SFAS 123R non-cash compensation	1,107	1,077
Purchase accounting amortization	6,791	7,119
BSG Wireless transition expenses	2,566	3,107

Adjusted income before provision for income taxes	33,279	37,208

Less assumed provision for income taxes at 37.5% for 2009 and 39% for 2008	(12,480)	(14,511)

Adjusted net income	20,799	22,697

Add cash savings of tax deductible goodwill(1)	2,301	2,301

Cash net income	$23,100	$24,998

Adjusted net income per share	$0.31	$0.34
Cash net income per share	$0.34	$0.37
Diluted shares outstanding	67,942	67,576

1)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.

	Three Months Ended
	March 31, 2009	March 31, 2008
Reconciliation to operating free cash flow
Net cash provided by operating activities	$17,001	$23,262
Capital expenditures	(6,815)	(7,341)

Operating Free Cash Flow	$10,186	$15,921

Supplemental cash flow information:
Cash interest paid	$10,071	$13,351
Cash income taxes paid	8,898	1,510

Syniverse Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands except share data)

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash	$173,950	$165,605
Accounts receivable, net of allowances of $3,171 and $2,347, respectively	81,624	88,782
Prepaid and other current assets	22,656	20,971

Total current assets	278,230	275,358

Property and equipment, net	51,230	50,251
Capitalized software, net	55,967	60,184
Deferred costs, net	8,586	7,288
Goodwill	584,848	596,662
Identifiable intangibles, net	200,744	208,518
Other assets	1,580	1,573

Total assets	$1,181,185	$1,199,834

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,343	$7,311
Accrued payroll and related benefits	8,920	20,111
Accrued interest	1,763	5,160
Accrued income taxes	2,470	9,891
Deferred revenues	3,917	4,260
Other accrued liabilities	27,509	28,975
Current portion of Term Note B	3,351	3,431

Total current liabilities	54,273	79,139

Long-term liabilities:
Deferred tax liabilities	70,769	65,546
7 3/4% senior subordinated notes due 2013	175,000	175,000
Term Note B, less current maturities	326,701	335,382
Other long-term liabilities	9,869	8,925

Total liabilities	636,612	663,992

Stockholders’ equity:
Preferred stock, $0.001 par value; 300,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 100,300,000 shares authorized; 68,826,773 shares issued and 68,434,775 shares outstanding and 68,847,632 shares issued and 68,455,634 shares outstanding at March 31, 2009 and December 31, 2008, respectively	68	68
Additional paid-in capital	472,612	471,524
Retained earnings	99,347	83,315
Accumulated other comprehensive loss	(28,405)	(19,035)
Common stock held in treasury, at cost; 391,998 at March 31, 2009 and December 31, 2008	(30)	(30)

Total Syniverse stockholders’ equity	543,592	535,842
Noncontrolling interest	981	—

Total equity	544,573	535,842

Total liabilities and stockholders’ equity	$1,181,185	$1,199,834

Syniverse Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities
Net income	$16,032	$15,393
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization including amortization of deferred debt issuance costs	14,014	14,076
Provision for uncollectible accounts	199	169
Deferred income tax expense	1,801	8,760
Stock-based compensation	1,107	1,077
Other, net	22	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	6,511	(4,535)
Other current assets	(3,556)	(3,546)
Accounts payable, accrued payroll and related benefits	(12,098)	9
Other current liabilities	(8,323)	(8,178)
Other assets and liabilities	1,292	37

Net cash provided by operating activities	17,001	23,262

Cash flows from investing activities
Capital expenditures	(6,815)	(7,341)
Acquisition of BSG Wireless, net of acquired cash	—	(767)

Net cash used in investing activities	(6,815)	(8,108)

Cash flows from financing activities
Principal payments on senior credit facility	(847)	(891)
Issuances of stock under employee stock purchase plan	—	3
Issuance of stock for stock options exercised	83	194
Minimum tax withholding on restricted stock awards	(102)	(181)
Purchase of treasury stock	—	(1)
Capital contribution from noncontrolling interest in a joint venture	981	—

Net cash provided by (used in) financing activities	115	(876)

Effect of exchange rate changes on cash	(1,956)	1,161

Net increase in cash	8,345	15,439
Cash at beginning of period	165,605	49,086

Cash at end of period	$173,950	$64,525

Supplemental cash flow information
Interest paid	$10,071	$13,351
Income taxes paid	8,898	1,510

Syniverse Holdings Inc.

Reconciliation of Non GAAP Measure Estimates to GAAP (unaudited)

(in millions)	2009E Low	2009E High
Reconciliation to adjusted EBITDA
Net income	$64.5	$74.0
Interest expense, net	32.0	32.0
Provision for income taxes	38.0	43.5
Depreciation and amortization(1)	62.5	62.5
SFAS 123R non-cash compensation	5.5	5.5
BSGW transition expenses(2)	7.5	7.5

Adjusted EBITDA	$210.0	$225.0

Reconciliation to adjusted net income and cash net income
Net income	$64.5	$74.0
Add provision for income taxes	38.0	43.5

Income before provision for income taxes	102.5	117.5

Adjustments to income before provision for income taxes

Purchase accounting amortizations	28.5	28.5
SFAS 123R non-cash compensation	5.5	5.5
BSGW transition expenses(2)	7.5	7.5

Adjusted income before provision for income taxes	144.0	159.0

Less assumed provision for income taxes (3)	(54.2)	(60.2)

Adjusted net income	89.8	98.8

Add cash savings of tax deductible goodwill(4)	9.2	9.2

Cash net income	$99.0	$108.0

(1)	Includes purchase accounting amortizations.
(2)	Represents certain costs that we do not expect to continue in the business upon full integration including:
a)	Integration specific expenses, including any temporary headcount needed for the migrations, travel for the integration teams, and other one-time costs related to the integration project and:
b)	Duplicative data processing and headcount expenses that we do not plan to remain following the full integration.

(3)	Effective Jan. 1, 2009, the long-term effective tax rate assumed is 37.5%.

For periods through Dec. 31, 2008, the long-term effective tax rate was 39%

(4)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.